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                                                                   EXHIBIT 10.41

                               HEALTHCENTRAL.COM

                   SEVERANCE AND CHANGE OF CONTROL AGREEMENT

     This Severance and Change of Control Agreement (this "Agreement") is made
                                                           ---------
and entered into by and between C. Fred Toney (the "Employee") and
                                                    --------
HealthCentral.com, a Delaware corporation (the "Company"), effective as of
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December, 2000.

                                    RECITALS

     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.
The Board of Directors of the Company (the "Board") recognizes that such
                                            -----
consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

     C. The Board believes that it is imperative to provide the Employee with certain benefits, upon a Change of Control and upon Employee's termination of employment thereafter, that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. Certain capitalized terms used in this Agreement are defined in Section 6 below.

     The parties hereto agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.
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     3.  CHANGE OF CONTROL.  The parties acknowledge and agree that Section 5(c)
of the Offer Letter (as defined below) is hereby terminated and superceded in its entirety by this Section 3 hereof.

         (a) Acceleration Upon Change of Control. Upon a Change of Control, fifty percent (50%) of the Employee's options to purchase Common Stock of the Company and/or shares of restricted stock of the Company that are unvested as of the date of the Change of Control (the "Unvested Shares") shall immediately
                                        ---------------
become vested.

         (b) Vesting of Remaining Unvested Shares. Upon a Change of Control, the remainder of the Unvested Shares for which vesting was not accelerated pursuant to Section 3(a) (the "Remaining Shares") shall have their vesting reset
                               ----------------
such that such shares shall vest at the rate of 1/12th of the Remaining Shares on each monthly anniversary of the closing of such Change of Control, subject to Employee's continued provision of employment or consulting services and otherwise in accordance with the applicable stock option or restricted stock purchase agreement.

         (c) Termination Following a Change of Control. If the Employee's employment terminates as a result of Involuntary Termination other than for Cause at any time within 12 months following a Change of Control, then, subject to Section 4, all of the unvested Remaining Shares then held by the Employee shall automatically be accelerated in full so as to become completely vested as of the date of such Involuntary Termination.

         (d) Pooling of Interests. Notwithstanding any other provision of this Agreement, in the event that any potential vesting acceleration pursuant to the foregoing Sections 3(a), (b) or (c) would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, Employee's stock options and restricted stock shall not have their vesting so accelerated.

         (e) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

         (f) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

         (g) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change

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of Control or after the twelve-month period following a Change of Control, then the Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other agreements with the Company.

     4. LIMITATION ON PAYMENTS. In the event that the any of the Employee's benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this
Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such benefits shall be either

         (a)   delivered in full, or

         (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax-basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this
Section 4 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

     5. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

         (a) Except as provided in Section 9(b), "Cause" shall mean
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               (i) the Employee personally engaging in knowing and intentional illegal conduct which is seriously injurious to the Company or its affiliates;

               (ii) the Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, Company or its affiliates;

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               (iii) the Employee's performance of those acts identified in
Section 2924 of the California Labor Code;

               (iv) the Employee knowingly and intentionally breaching any material term of this Agreement, the Confidentiality Agreement or the offer letter from the Company dated June 22, 1999 (the "Offer Letter" and together
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with this Agreement and the Confidentiality Agreement, the "Employment
                                                            ----------
Agreements");
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               (v) the Employee's commencement of employment with another employer while an employee of the Company; or

               (vi) any material breach by Employee of any material provision of any of the Employment Agreements, which continues uncured for 20 days following notice thereof.

         (b)   "Change of Control" means the consummation of any of the
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following events:

               (i) the sale of all or substantially all of the assets of the Company; or

               (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

               (iii) a tender or exchange offer or other transaction or series related of transactions resulting in less than fifty percent of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of related transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of related transactions.

         (c)   "Disability" shall mean that the Employee has been unable to
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perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

         (d)   "Involuntary Termination" shall mean (i) without the Employee's
                -----------------------
express written consent, a reduction by the Company or its successor in interest in the base salary of the Employee as in effect immediately prior to such Change of Control, (ii) the relocation of the

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Employee to a facility or a location more than fifty (50) miles from the
Employee's location immediately prior to such Change of Control.

         (e) "Termination Date" shall mean (i) if this Agreement is terminated
              ----------------
by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty
(30)-day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if this Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

     6.  SUCCESSORS.

         (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets
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which executes and delivers the assumption agreement described in this Section
6(a) or which becomes bound by the terms of this Agreement by operation of law.

         (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7.  NOTICE.

         (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.
In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation and any Involuntary Termination shall be

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communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

     8. SEVERANCE. If Employee's employment is terminated by the Company or its successor for any reason other than Cause, Employee will be entitled to receive (i) continued payment of his monthly base salary on a monthly basis, for nine months after his termination by the Company (the "Severance Period"),
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subject to proration for any remaining partial month, plus (ii) a monthly payment equal to the quotient of: (A) the total amount of bonus paid to Employee by HealthCentral during the shorter of: (1) the period from July 12, 1999 through the date of termination or (2) the thirty six month period prior to the termination date (eg if the termination date was November 27, 2001, the thirty six month period would be the period from November 27, 1998 through November 26,
2001), divided by (A) in the case of (1), the number of months in the period from July 12, 1999 through the date of termination, subject to proration for any partial month included therein, or (B) in the case of (2), thirty six (such payments described in (i) and (ii) are collectively the "Severance"), provided
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however that, notwithstanding the above,
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         (a)   if Employee begins rendering services as an employee or
consultant to (A) a pharmacy or retail drugstore business (including but not limited to a business involved in the provision of prescription, over-the-counter and health and beauty products) that operates interactively over the Internet, or (B) a business that provides health information and products to the general public (including linkages between consumers and health providers, payors and ancillary entities) in various communications media, including but not limited to internet, interactive television, interactive cable and satellite, then the Company will cease making Severance payments at that time,

         (b) if Employee fails to comply with all the terms of the Employment Agreements (as defined below), the Company will cease making Severance payments at that time, and

         (c) if Employee's termination is in connection with a Change of Control of the Company and if Employee is requested by the Company or the acquiring entity to aid in the transition of such Change of Control, then, as a condition to the receipt of any Severance payments, Employee shall provide such transition services as may be reasonably requested by the Company and/or the acquiring entity for a period of up to six months after a Change of Control.

     9.  CHANGE OF CONTROL RETENTION BONUS.

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         (a)   If the Company enters into a definitive agreement, the closing of which would result in a Change of Control of the Company, and such Change of Control is consummated, the Company agrees to pay Employee a cash bonus (the "Bonus") of Two Hundred Thousand Dollars ($200,000) ninety (90) days after the
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closing of such Change of Control (the "Payment Date"), provided however that
                                        ------------    ----------------

               (i) Employee shall not be paid the Bonus if Employee's employment is terminated by the Company on or before the closing date of such Change of Control for Cause (as defined in subsection (b) below), and

               (ii) Employee shall not be paid the Bonus if Employee's employment is terminated by the Company or its successor in interest for Cause (as defined in Section 5(a)) after the closing date of the Change of Control but on or before the Payment Date.

         (b) For the purpose solely of Section 9(a)(i) hereof, the definition of "Cause" shall mean:

               (i) the Employee's repeated nonperformance of duties after notice from the Board regarding the nonperformance;

               (ii) the Employee personally engaging in knowing and intentional illegal conduct which is seriously injurious to the Company or its affiliates;

               (iii) the Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, Company or its affiliates;

               (iv) the Employee's performance of those acts identified in
Section 2924 of the California Labor Code;

               (v) the Employee knowingly and intentionally breaching any material term of the Employment Agreements;

               (vi) the Employee's commencement of employment with another employer while an employee of the Company; or


               (vii) any material breach by Employee of any material provision of any of the Employment Agreements, which continues uncured for 20 days following notice thereof.


     10. MISCELLANEOUS PROVISIONS.

         (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

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

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (c) Whole Agreement. The Employment Agreements represent the entire agreement between the Employee and the Company with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Employment Agreement have been made or entered into by either party with respect to the subject matter hereof.

         (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

         (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

         (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.



                            [signature page follows]

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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.


COMPANY:                      HEALTHCENTRAL.COM



                              By:   /S/  Patty Fukami
                                  -------------------------------------

                              Title: Director, Finance & Administration
                                     ----------------------------------



EMPLOYEE:                     /S/  C. Fred Toney
                              -----------------------------------------
                              Signature

                              C. Fred Toney
                              -----------------------------------------
                              Please print name

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